Exhibit 99

FOR IMMEDIATE RELEASE

February 11, 2009

THE EASTERN COMPANY REPORTS RESULTS

FOR THE FOURTH QUARTER AND TWELVE MONTHS OF 2008

Naugatuck, CT–The Eastern Company (AMEX-EML) today announced the results of its operations for the fourth quarter and twelve months of 2008. Sales for the quarter were $32.3 million, compared to $33.8 million for the same period in 2008, a 4% decrease. Net income for the fourth quarter was $1.1 million or $0.17 per diluted share compared to the $887 thousand, or $0.15 per diluted share that was reported in the fourth quarter of 2007.

Net sales for the twelve months of 2008 were $135.9 million compared to $156.3 million for the twelve months of the previous year. Sales in the 2007 period included $18.1 million of latching system sales for use in the military’s up-armored Humvee program under a one-time limited contract. Year to date earnings for the twelve month period ended January 3, 2009 were $4.5 million or $0.73 per diluted share, compared to $10.1 million or $1.68 per diluted share for the same period in 2007.

Leonard F. Leganza, Chairman, President and CEO stated, “Sales in our “Core” businesses were approximately 2% lower than the previous year which included a significant one time military contract referred to above. The reduced sales activity affected most of our diversified markets and was brought on by the recessionary trends experienced during the latter part of 2008. The year proved to be a very challenging one as the economy began to erode.”

Mr. Leganza also stated, “Our Security Products group was affected by the economic slowdown in the many markets they serve. Airline check in and its impact on leisure travelers affected the luggage industry which we serve, while the housing crisis and difficult consumer credit conditions had a negative effect on the products we offer to the appliance industry. Operating margins were also reduced because of price increases from Asian suppliers.”

Mr. Leganza continued, “In our Industrial Hardware group, we had to contend with the downturn in the Class 8 truck market as well as the declines in most of the commercial vehicular accessories markets. Our Canadian Commercial Vehicle subsidiary continues however to introduce lightweight honeycomb composite technology into other than vehicle markets. At our Eberhard division, hardware used in military vehicles will offset, to some extent, declines in the vehicles accessory markets.”

Mr. Leganza continued further, “In our metal castings operation we experienced a 48% increase in sales compared to 2007. Much of the increase was attributable to sales of our proprietary mine roof products. Driving the growth of the mining market is the increase in the worldwide demand for coal. While we experienced operational issues which hurt our operating profits, we are focused on correcting those issues.

Mr. Leganza concluded, “Despite the current economic environment, which has necessitated taking the common sense measures required with respect to costs and expenses, we will continue to balance, where we can, near term results with our long term strategic initiatives. We believe we can overcome these economic challenges we are facing and will use all of our efforts to enhance shareholder value.”

The Eastern Company is a 150-year-old manufacturer of industrial hardware, security products and metal castings. It operates from nine locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company’s current expectations regarding its future operating performance and achievements. Actual results may differ due to the many economic uncertainties that affect the Company’s business environment. Further information about the potential factors which could affect the Company’s financial results is included in the Company’s reports and filings with the Securities and Exchange Commission. The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:	Leonard F. Leganza or John L. Sullivan III
(203) 729-2255

Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (AMEX - EML)

	THREE Months Ended		TWELVE Months Ended

	14 wks	13 wks	53 wks	52 wks
	Jan 3, 2009	Dec. 29, 2007	Jan 3, 2009	Dec. 29, 2007
Net Sales	$ 32,309,962	$ 33,760,726	$135,878,490	$156,281,083

Net Income After Tax	1,068,204	887,457	4,504,623	10,080,693

Net Income Per Share:
Basic	$ 0.18	$ 0.15	$ 0.77	$ 1.79
Diluted	$ 0.17	$ 0.15	$ 0.73	$ 1.68

Weighted average
shares outstandings:
Basic	5,964,813	5,754,584	5,875,140	5,631,073
Diluted	6,130,805	6,036,320	6,159,563	5,989,754